Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the MBX Biosciences, Inc. 2024 Stock Option and Incentive Plan and MBX Biosciences, Inc. 2024 Employee Stock Purchase Plan of our report dated March 22, 2024 (except for Note 17 as to which the date is September 9, 2024), with respect to the financial statements of MBX Biosciences, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-281764) of MBX Biosciences, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

September 13, 2024